Exhibit 99
News	Release

CCNE		Contact: Leanne Kassab
NASDAQ		Marketing Department
L I S T E D		(814) 765-9621
FOR IMMEDIATE RELEASE

PETERSON APPOINTED TO BOARD OF DIRECTORS FOR CNB FINANCIAL CORPORATION/CNB BANK

Clearfield, PA – August 12, 2011

CNB Financial Corporation recently announced the appointment of Joel E. Peterson, President of Clearfield Wholesale Paper, to the Corporation’s Board of Directors and to the board of CNB Bank.

In making the announcement, Dennis L. Merrey, Chairman of the Board, stated: "We are pleased to welcome Mr. Peterson to our Board. His extensive experience in the wholesale industry will bring further diversification to our Board as well as provide continued representation geographically in our southern banking market. Mr. Peterson's background in marketing and business operations will make a significant addition to our Board and the Corporation. We look forward to Mr. Peterson's contributions and are certain he will be a valued member of our Board."

Mr. Peterson has spent the last twenty-nine years in the wholesale industry. He accepted his current position as President of Clearfield Wholesale Paper in Clearfield in 2000. Prior to joining this company in 1982, Mr. Peterson was a Loan Officer for Curwensville State Bank.

Mr. Peterson is a native of Clearfield, where he graduated from Clearfield Area High School in 1976. He went on to earn a B.S. in Business Administration from Pennsylvania State University, majoring in Accounting and Marketing.

Joel currently resides with his wife Cindy, in Clearfield. Their son, Luke, is a sophomore at Bucknell University where he is pursuing a degree in Civil Engineering.

With his extensive experience of marketing and business operations, Mr. Peterson participates in governance of many community organizations. He currently serves as Board President for the Bucktail Council of Boy Scouts of America, in DuBois and is past Board President for the Clearfield YMCA. In addition, he is Chairman for Clearfield-Jefferson Counties Regional Airport Authority and the Charter Representative of Presbyterian Church of Clearfield/Troop 2. He is also involved with the Clearfield YMCA Capital Campaign, Clearfield little League, Boy Scout/Cub Scout Leadership and Penn State Alumni activities.

With respect to his appointment, Mr. Peterson commented, “I am honored to serve the customers and shareholders of CNB Bank. I am excited to use my abilities of business, community and past board experiences to help CNB Bank continue to be a leader in our local area,” He went on to say, “CNB Bank has always been a leader in our community for employment, financial strength and local support of many community activities.”

CNB Financial Corporation is a $1.5 billion bank holding company conducting business primarily through CNB Bank, the Corporation's principal subsidiary. CNB Bank operations include a loan production office, a private banking division, and twenty-seven full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.

CNB Bank’s web site is www.bankcnb.com.